EXHIBIT 15

November 5, 2004
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated November 4, 2004 on our review of interim financial information of Barnes Group Inc. (the "Company") for the three-month and nine-month periods ended September 30, 2004 and 2003 and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2004 is incorporated by reference in its Registration Statements on Form S-3 (No. 333-104242), and Form S-8 (Nos. 2-56437, 2-91285, 33-20932, 33-30229, 33-91758, 33-27339, 333-41398, 333-88518, 333-57658, 333-112869 and 333-115333).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP Hartford, Connecticut